EXHIBIT 10.1

Amit Kapur

1300 N. Cleveland Ave

Chicago, IL 60610

June 2, 2022

Dear MR. Kapur,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer, Secretary and Treasurer (“CFO”) of The Healing Company, Inc., a Nevada corporation (the “Company”). This offer of employment (“Offer Letter”) is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer (“CEO”) of the Company, currently Simon Belsham. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

Your principal place of employment shall initially be remote, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is June 6, 2022 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $300,000.00 per year (“Base Salary”), subject to review annually for increase, but not decrease, payable semi-monthly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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Annual Bonus

During your employment, you may be eligible to receive a discretionary annual bonus, payable at such times and in such amounts, as determined by the Board. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Board. Any earned annual bonus with respect to a particular fiscal year will be paid within 2 1/2 months following the end of the year. For any partial year of employment in which a bonus is earned, you will receive a pro-rated annual bonus based on the number of days you are employed during the year.

You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year.

Equity Grants

At the next regularly scheduled meeting of the Compensation Committee following your Start Date, the Company will recommend to the Compensation Committee that it grant you an option (“Option”) to purchase One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock in accordance with the terms of the Company’s stock incentive plan and its standard option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement, and otherwise as described in this Offer Letter. The Option shall be exercisable at the fair market value of the Common Stock on the employment Start Date and shall have a term of ten (10) years. The shares subject to the Option (“Shares”) shall vest ratably over the four (4) year period commencing on the employment Start Date (“Vesting Start Date”) as follows: 25% upon the 12-month anniversary of the Vesting Start Date, and at a rate of 1/48 of the number of shares initially subject to the Option for each full calendar month thereafter (such that 100% of the Shares shall be vested as of the fourth anniversary of the Vesting Start Date), provided that you are employed by the Company on each such vesting date, subject to acceleration as provided in the Company’s equity incentive plan or as otherwise provided in the option agreement.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, including group medical, dental, vision and life insurance and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Company’s policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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Stock Ownership Requirements

As a CFO of the Company, you will be required to comply with the Company’s stock ownership requirements applicable to employees, including executive officers.

Non-Competition and Other Restricted Activity.

(a) Non-Competition. During your employment with the Company, you will not, directly or indirectly, compete with the Company, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Further, during the twelve (12) month period immediately following the termination of your employment for any reason, you will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any material competitor. The foregoing shall not prevent: (i) passive ownership by you of no more than 2% of the equity securities of any publicly traded company; or (ii) you providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which you provide services is a material competitor, and you do not otherwise engage in competition on behalf of the multi-division entity or any competing division or subsidiary thereof.

(b) Good Will. Any and all good will which you develop during your employment with any of the customers, prospective customers, subsidiaries, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of your employment, howsoever caused.

(c) Non-Solicitation of Customers. During your employment with the Company and during the twelve (12) month period immediately following the termination of such employment for any reason, you will not, directly or indirectly, (i) solicit, encourage or induce any customer of the Company or its subsidiaries to terminate or diminish in any material respect its relationship with the Company; or (ii) seek to persuade or induce any such customer or prospective customer of the Company or its subsidiaries to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company or its subsidiaries; provided that the restrictions in (i) and (ii) shall apply (A) only with respect to those persons or entities who are or have been a customer of the Company or its subsidiaries at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company or its subsidiaries by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if you have performed work for such person or entity during your employment with the Company or have been introduced to, or otherwise had contact with, such person or entity as a result of your employment or other associations with the Company or has had access to Confidential Information which would assist in the solicitation of such person or entity. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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(d) Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During your employment with the Company and for the twelve (12) month period immediately following the termination of such employment for any reason, you will not, and will not assist anyone else to, (i) hire or solicit for hiring any employee of the Company or its subsidiaries or seek to persuade or induce any employee of the Company or its subsidiaries to discontinue employment with the Company or its subsidiaries, or (ii) hire or engage any independent contractor providing services to the Company or its subsidiaries, or solicit, encourage or induce any independent contractor providing services to the Company or its subsidiaries to terminate or materially diminish in any substantial respect its relationship with the Company or its subsidiaries. For the purposes of this section, an “employee” or “independent contractor” of the Company or its subsidiaries is any person or entity who is or was such at any time within the preceding six (6) month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

(e) Notice of New Address and Employment. During the twelve (12) month period immediately following the termination of your employment for any reason, you will use reasonable best efforts to provide the Company with pertinent information concerning each new job or other business activity in which you engage or plan to engage during such twelve (12) month period as the Company may reasonably request in order to determine your continued compliance with your obligations under this Offer Letter. You shall notify your new employer(s) of your obligations under this Offer Letter, and hereby consent to notification by the Company to such employer(s) concerning your obligations under this Offer Letter. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder.

(f) Acknowledgement of Reasonableness; Remedies. In signing this Offer Letter, you give the Company assurance that you have carefully read and considered all the terms and conditions hereof. You acknowledge without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company and its subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You will never assert, or permit to be asserted on your behalf, in any forum, any position contrary to the foregoing. Were you to breach any of the provisions of this section, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond.

(g) Severability. In the event that any provision of this section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The twelve (12) month periods set forth in this section shall be tolled, and shall not run, during any period of time in which you are in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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(h) No Disparaging Comments. You agree that at no time during the term of your employment or after the conclusion thereof will you disparage the Company, its subsidiaries, or any agents, employees, consultants or members of the Boards of the foregoing (collectively, “Company Entities and Persons”). Following the date of termination of your employment, the Company will (a) not issue any press release or make any similar public statement concerning that disparages you and (b) issue a written directive to all of the then-current members of the Board and executive officers of the Company, instructing them that, while in such capacities, they should not, directly or indirectly, criticize or otherwise disparage or solicit or encourage others to criticize or otherwise disparage you; provided, that upon issuance of that directive, the Company will have satisfied all obligations to you under this section. For purposes of this Offer Letter, “disparage” includes, but is not limited to, comments or statements, whether written or verbal in any medium, that materially adversely affect in any manner or having as their intention to materially adversely affect in any manner the conduct or the business of the Company Entities and Persons. Notwithstanding the foregoing, comments made to Company Entities and Persons by you during the course of performing your duties hereunder shall not be deemed to be disparaging if made in good faith and in the best interest of the Company. Notwithstanding anything in this section to the contrary, nothing in this section shall prevent any person from (i) responding publicly to incorrect disparaging public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent necessary with respect to any litigation or arbitration involving any agreement between or among the parties or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Severance

If your employment with the Company is involuntarily terminated for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), you shall be entitled to continue to receive your Base Salary (“Severance”) through the three-month anniversary of the effective date of termination if the termination occurs prior to the one-year anniversary of the Start Date, and through the six-month anniversary of the effective date of termination if the termination occurs after the one-year anniversary of the Start Date (the “Severance Period”), subject to your execution, and non-revocation, of a release of claims in a form provided by the Company (“General Release”) and the General Release has become effective, and only so long as you have not revoked or breached the provisions of the General Release or materially breached the provisions of this Offer Letter or the Company’s standard Employee Invention and Proprietary Information Agreement executed between you and the Company, and you do not apply for unemployment compensation chargeable to the Company or any subsidiary of the Company during the Severance Period. Subject to the following section, the Severance shall be paid in accordance with the Company’s regular payroll practices during the Severance Period.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law

This offer letter shall be governed by the laws of Nevada, without regard to conflict of law principles.

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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Contingent Offer

This offer is contingent upon:

Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review. Satisfactory completion of reference checks.

Your execution of the Company’s enclosed Employee Information and Proprietary Inventions Agreement.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me within five (5) business days. This offer is open for you to accept until June 6, 2022, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

Simon Belsham, CEO
On behalf of The Healing Company, Inc.
6/2/2022

Signed

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Amit Kapur

Signed
6/2/2022

Date

11th Floor, Ten Grand Street, Brooklyn, NY 11249	www.healingcompany.com

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